Exhibit 10.2

FIRST AMENDMENT TO THE PRIVATE INSTRUMENT OF INDENTURE OF THE 8th (EIGHTH) ISSUE OF UNSECURED TYPE SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES, IN A SINGLE SERIES, FOR PRIVATE PLACEMENT, OF SABER SERVIÇOS EDUCACIONAIS S.A.

By the present "First Amendment to the Private Instrument of Indenture of the 8th (Eighth) Issue of Unsecured Type Simple Debentures, not Convertible into Shares, in a Single Series, for Private Placement, of Saber Serviços Educacionais S.A." ("Amendment"):

as initial issuer and offeror of the debentures object of the present Indenture ("Debentures"):

SABER SERVIÇOS EDUCACIONAIS S.A., a corporation listed as an open company, category B, before the Brazilian Securities and Exchange Commission ("CVM"), with headquarters in the City of Belo Horizonte, State of Minas Gerais, at Rua Santa Madalena Sofia, no. 25, 4th Floor, Room 04, District Vila Paris, CEP 30.380-650, enrolled at the Corporate Taxpayer Registry of the Ministry of Economy ("CNPJ/ME") under no. 03.818.379/0001-30, with its articles of incorporation duly filed with the Board of Trade of the State of Minas Gerais ("JUCEMG") under NIRE 3130012144-5, herein represented as provided for in its By-Laws ("Saber");

As the new issuer of the Debentures:

SOMOS SISTEMAS DE ENSINO S.A., a corporation, not listed as an open company before the Brazilian Stock and Exchange Commission ("CVM"), with headquarters in the City of São José dos Campos, State of São Paulo, at Rodovia Presidente Dutra, KM 136, Block 03, Module 01, District Eugênio de Mello, CEP 12274-004, enrolled at CNPJ/ME under no. 49.323.314/0001-14, with its articles of incorporation registered before the Board of Trade of the State of São Paulo ("JUCESP") under NIRE 35.300.389.379, herein represented as provided for in its By-Laws ("Somos");

as subscriber of the Debentures:

COGNA EDUCAÇÃO S.A., a corporation listed as an open company before the Brazilian Securities and Exchange Commission ("CVM"), with headquarters in the City of Belo Horizonte, State of Minas Gerais, at Rua Santa Madalena Sofia, no. 25, District Vila Paris, CEP 30.380-650, enrolled at CNPJ/ME under no. 02.800.026/0001-40, with its articles of incorporation duly registered before JUCEMG under NIRE 31.300.025.187, herein represented as provided for in its By-Laws ("Coqna").

(being the Issuer, Somos and the Debenture Holder hereinafter referred to, jointly, as "Parties" and, individually and indistinctly, as "Party")

come by the present and pursuant to the law, enter into this Indenture, under the following terms and conditions:

WHEREAS:

(A)	On December 17, 2019, Saber and Cogna entered into the Private Instrument of Indenture of the 8th (Eighth) Issue of Unsecured Type Simple Debentures, not Convertible into Shares, in a Single Series, for Private Placement, of Saber Serviços Educacionais S.A., through which 100,000 (one hundred thousand) debentures were issued, with a par value of BRL1,139.00 (one thousand, one hundred and thirty-nine Brazilian reais), on the date of their issue, namely, December 17, 2019 "Indenture Saber "and "Issue Saber");

(B)	On December 31, 2019, an extraordinary general meeting of Saber was held, which approved, among other matters, the partial spin-off of Saber and the incorporation of the spun off portion by Somos ("Spin-off and Incorporation"), which included all the common, nominative shares, with no par value, issued by Somos and owned by Saber;

(C)	On December 31, 2019, it was held the Board of Directors Meeting of Saber ("RCA Saber"), during which there were approved, among other matters, (i) the assignment and transfer, by Saber to Somos of all and any rights and obligations assumed by it within the scope of the Indenture Saber, and (ii) the amendment of certain terms and conditions of Indenture Saber, under the terms of the present Amendment;

(D)	On December 31, 2019, it was held the Extraordinary General Meeting of Somos ("AGE Somos"), which approved, among other matters, (i) the assumption, by Somos, of all and any rights and obligations assumed by Saber within the scope of Indenture Saber, in the form of its 9th (ninth) issuance of simple unsecured debentures, not convertible into shares, in a single series, for private placement, and (ii) all the terms and conditions of the Issue Saber Debentures, substantially corresponding to those provided for in Indenture Saber and compatible with the resolutions taken at the General Meeting of Debenture Holders (as defined below);

(E)	On November 19, 2019, it was held the General Meeting of Debenture Holders of Indenture Saber ("General Meeting of Debenture Holders") which approved, among other matters, the conditions listed below ("Conditions");

(F)	The Parties wish to add and consolidate the Indenture Saber in order to reflect the deliberations taken in the General Assembly of Debenture Holders;

By the present and pursuant to the law, the Parties enter into the present Amendment, under the following terms and conditions:

Capitalized words and terms used in this Amendment that are not expressly defined here, spelled in Portuguese or in any foreign language shall have the same meaning as that, attributed to them in Indenture Saber, even if after their use.

CLAUSE ONE - DEFINITIONS

1.1.  Capitalized terms not defined in this Amendment shall have the meaning assigned to them in Indenture Saber.

2. CLAUSE TWO - AUTHORIZATIONS

2.1.  The present Amendment is entered into pursuant to the authorization of (i) RCA Saber, which minutes shall be duly filed before JUCEMG and published in the Official Gazette of the State of Minas Gerais ("DOEMG") and in the newspaper "Estado de Minas"; and (ii) of the Extraordinary General Meeting of Somos ("AGE Somos"), which minutes shall be duly filed with JUCESP and published in the Official Gazette of the State of São Paulo and in the newspaper "O Dia".

3. CLAUSE THREE - ALTERATIONS

3.1.  By the present Amendment, and as a result of the Spin-off and Incorporation, the Parties resolve to formalize the assignment and transfer, by Saber, of all and any rights and obligations assumed by it under the Indenture Saber, to Somos, with Somos from now on appearing as issuer of the Debentures, for all purposes and effects under the law, being certain that all the references made to "Issuer" or "Company" in Indenture Saber (including, but not limited to, those contained in the early maturity clauses, obligations and declarations), from now on referring exclusively to Somos.

3.2.  The Parties resolve to change the name of Indenture Saber, as well as the qualifications of the issuer in the preamble to Indenture Saber, to reflect the 9th (ninth) issue of Somos debentures, thus, the preamble shall from now on be in force with the following wording:

"as issuer and offeror of the debentures object of the present Indenture ("Debentures"):

SOMOS SISTEMAS DE ENSINO S.A., a corporation, not listed as an open company before the Brazilian Stock and Exchange Commission ("CVM"), with headquarters in the City of São José dos Campos, State of São Paulo, at Rodovia Presidente Dutra, KM 136, Block 03, Module 01, District Eugênio de Mello, CEP 12274-004, enrolled at CNPJ/ME under no. 49.323.314/0001-14, with its articles of incorporation registered before the Board of Trade of the State of São Paulo ("JUCESP") under NIRE 35.300.389.379, herein represented as provided for in its By-Laws ("Issuer" or "Company"); and

as subscriber of the Debentures:

COGNA EDUCAÇÃO S.A., a corporation listed as an open company with the Brazilian Stock and Exchange Commission ("CVM"), with headquarters in the City of Belo Horizonte, State of Minas Gerais, at Rua Santa Madalena Sofia, no. 25, District Vila Paris, CEP 30.380-650, enrolled at CNPJ/ME under no. 02.800.026/0001- 40, with its articles of incorporation duly registered before JUCEMG under NIRE 31.300.025.187, herein represented as provided for in its By-Laws ("Debenture Holder" or "Coqna").

(being the Issuer and the Debenture Holder hereinafter referred to, jointly, as "Parties" and, individually and indistinctly, as "Party")"

3.3.  The Parties resolve to change the corporate purpose of the Issuer, contained in Clause 3.1 of Indenture Saber, which shall from now on be in force with the following wording:

"3.1. The Company's corporate purpose is: (a) the provision of educational services, through the creation and maintenance of preparatory courses for higher, middle and professional schools, as well as for competitive civil-service examinations and intermediation of advertising; (b) composition, including artistic, photolithography, iconography and book publishing, booklets, magazines, specialized magazines, notebooks, newspapers, records, tapes, CDs, CD-ROMs and the like, and other recorded materials; (c) the purchase, sale, production, reproduction, distribution, importation and exportation of books, newspapers, magazines, course packs, paper, educational and scientific materials, and audiovisual and similar resources; (d) commercialization and representation of office supplies, such as: pencils, pens, erasers, rulers, cases, badge holders, mouse pads, stickers and the like; haberdashery materials, such as: t-shirts, scarves, caps, backpacks, uniform, bags, purses, key chains, stuffed animals, cups, watches and the like; stationery material, such as: letter envelopes, legal envelopes, notepads, stationery, folders and the like; and promotional material, such as: posters, banners, reprints, billboards, folders, leaflets and the like; (e) database activities and online distribution of electronic content; (f) participation in the capital of other companies as partner or shareholder; (h) provision of specialized training services for teachers and school managers, activities in workshops, meetings and lectures; (i) performance of the activity of maintaining a college, of regular courses for basic and remote education; and (j) intermediation of titles in general, securities and any contracts."

3.4.  The Parties resolve to change the number of the Debenture issue shown in Clause 6.1 of Indenture Saber, which shall from now on be in force with the following wording:

"6.1. Issue Number. The Debentures represent the 9th (ninth) debenture issue of the Issuer."

3.5.  In view of the Conditions agreed in the AGD, the Parties resolve to include (i) the hypothesis of mandatory early redemption of total Debentures, as provided for under Clause 6.18 of Indenture Saber, described below; (ii) certain hypotheses of non-automatic early maturity of the Debentures, in the form of items (x) and (xiii) of Clause 6.26.2 of Indenture Saber, as described below; and (iii) certain obligations, in the form of items (iii) and (iv) of Clause 7.1, and Clause 7.2 of Indenture Saber, as described below, which shall from now on be in force with the following wording;

"6.18. Total Mandatory Early Redemption. The Issuer must, within up to 10 (ten) Business Days from the occurrence of the sale, alienation, assignment or transfer, total or partial, directly or indirectly, for any title, of any Issuer holdings or assets (each of which a 'Liquidity Event'), carry out the early redemption of all the Debentures, with the consequent cancellation of such Debentures ("Total Mandatory Early Redemption" and in conjunction with the Total Optional Early Redemption ("Early Redemption"), using, at least 50% (fifty per cent) of the resources deriving from such Liquidity Event, in accordance with the terms and conditions provided for below.

6.18.1. The Total Mandatory Early Redemption shall be subject to compliance with the following conditions, as applicable:

(i)  The Issuer must inform to the Debenture Holder, within at least 3 (three) Business Days in advance, the date of the Total Mandatory Early Redemption. Such notice must contain the terms and conditions of the Total Mandatory Early Redemption, which include, but are not limited to (a) the date of the Total Mandatory Early Redemption; (b) previous estimate of the Total Mandatory Early Redemption Amount (as defined below); and (c) any other information necessary for the operationalization of the Total Mandatory Early Redemption ("Total Mandatory Early Redemption Communication"); and

(ii)  the amount to be paid in relation to each of the Debentures object of the Total Mandatory Early Redemption shall be equivalent to the unit par value of the Debentures plus (1) the Remuneration, calculated pro rata temporis, since the first Pay-Up Date or the respective Remuneration Payment Date immediately before, as the case may be, until the date of effective payment of the Total Mandatory Early Redemption; and (2) Charges on Arrears (as defined below) due and unpaid up to the date of the referred to redemption, without penalty or premium of any nature ("Total Mandatory Early Redemption Amount")."

"6.26.2. Non-Automatic Default Events. Default Events that can lead to the maturity of the obligations arising from the Debentures, applying the provisions under Clause 6.25.3 below, any of the events provided for under the law and/or any of the following Default Events:

(...)

(x)	constitution, by the Company, of any encumbrances (so defined as mortgage, pledge, fiduciary alienation, fiduciary assignment, usufruct, trust, promise of sale, purchase option, preemptive right, charge, lien or judicial or extrajudicial encumbrance, either voluntary or involuntary, or any other act that has a practical effect similar to any of the expressions above), on the shares and the respective Company dividends;

(...)

(xiii) failure of Cogna to maintain control, either directly or indirectly, under the terms of article 116 of the Brazilian Corporate Law, of the subsidiaries of Saber Serviços

Educacionais SA, unless the loss of direct or indirect control is a result of the demobilization of assets that represent up to 10% (ten per cent) of Cogna's net operating revenue."

"7.1. The Issuer is further bound to:

(...)

(iii) not to contract, as of the date of execution of this Indenture, new debts, except if (a) for prepayment of the Debentures, pursuant to Clauses 6.17 and 6.18 above, (b) if carried out between companies of the same economic group as the Issuer and/or Cogna, or (c) to carry out financing operations with suppliers of the Issuer and/or Cogna and/or credit assignment;

(iv) use at least 50% (fifty per cent) of the proceeds from any Liquidity Event for the Total Mandatory Early Redemption of Debentures, under the terms of Clause 6.18 above.

7.2.  The Debenture Holder binds to use all and any proceeds from the early payment of the Debentures (including, but not limited to, proceeds from the Total Mandatory Early Redemption, of the Total Optional Early Redemption and from the early maturity of the Debentures) for the full settlement of all the debentures issued by Saber Serviços Educacionais S.A. and assumed by the Debenture Holder until the present date, proportionally to the outstanding balance of each of the aforementioned issues on the date of receipt of the referred to resources."

CLAUSE FOUR - RATIFICATION AND CONSOLIDATION

3.1.  All the terms and conditions of Indenture Saber that have not been expressly changed by the present Amendment are hereby ratified and remain in full force and effect.

3.2.  The consolidated Indenture Saber enters into effect as provided for in Attachment I to the present Amendment.

CLAUSE FIVE - GENERAL PROVISIONS

4.1.  This Amendment must be (i) registered at JUCEMG and (ii) at JUCESP, as provided for in article 62, item II and in paragraph 3, of the Brazilian Corporate Law, and (a) must be taken for registration within up to 5 (five) Business Days from the present date and (b) 1 (one) digital copy of the respective document, and any Amendments registered with JUCESP (pdf format) must be delivered to the Debenture Holder, containing the digital seal of JUCEMG and JUCESP, within up to 3 (three) Business Days from the date of effective registration.

4.2.  The obligations assumed in this Amendment are irrevocable and irreversible, binding the Parties and their successors, at any title, to its full compliance.

4.3.  The invalidity or nullity, in whole or in part, of any of the clauses of this Amendment shall not affect the others, which shall remain valid and effective until the fulfillment, by the Parties, of all their obligations as herein provided for.

4.4.  Any tolerance, partial exercise or concession between the Parties shall always be considered a mere liberality, and shall not constitute a waiver or loss of any right, faculty, privilege, prerogative or powers granted (including of mandate), nor shall it imply novation, alteration, compromise, remission, modification or reduction of the rights and obligations arising herefrom.

CLAUSE SIX - GOVERNING LAW

5.1.  The present Amendment is governed by the laws of the Federative Republic of Brazil.

CLAUSE SEVEN - JURISDICTION

6.1.  It is hereby elected the court of the District of the City of São Paulo, State of São Paulo, waiving any other, regardless of privileges, to settle the issues deriving from the present Amendment.

And in witness whereof, the Parties sign the present Amendment in 8 (eight) counterparts of same form and content and for one single purpose, together with the 2 (two) undersigned witnesses.

São Paulo, December 31, 2019.

(the signatures follow on the next pages)

(remainder of the page intentionally left blank)

(Page of signatures 1/3 of the " First Amendment to the Private Instrument of Indenture of the 8th (Eighth) Issue of Unsecured Type Simple Debentures, not Convertible into Shares, in a Single Series, for Private Placement, of Saber Serviços Educacionais S.A.")

SABER SERVIÇOS EDUCACIONAIS S.A.

Signed: Name: César Augusto Silva Position: Director of Controllership RG: 24.181.556-3 CPF: 164.676.368-90	Signed: Name: Jamil Saud Marques Position: Vice President - Finance RG: 24.501. 197-3 CPF: 312.645.158-63

(Page of signatures 2/3 of the " First Amendment to the Private Instrument of Indenture of the 8th (Eighth) Issue of Unsecured Type Simple Debentures, not Convertible into Shares, in a Single Series, for Private Placement, of Saber Serviços Educacionais S.A.")

SOMOS SISTEMAS DE ENSINO S.A.

Signed: Name: Mário Ghio Júnior Position: Academic Vice President of Graduation Kroton Educacional RG: CPF:	Signed: Name: Position: RG: CPF:

(Page of signatures 3/3 of the "First Amendment to the Private Instrument of Indenture of the 8th (Eighth) Issue of Unsecured Type Simple Debentures, not Convertible into Shares, in a Single Series, for Private Placement, of Saber Serviços Educacionais S.A.")

COGNA EDUCAÇÃO S.A.

Signed: Name: César Augusto Silva Position: Director of Controllership RG: 24.181.556-3 CPF: 164.676.368-90	Signed: Name: Jamil Saud Marques Position: Vice President - Finance RG: 24.501. 197-3 CPF: 312.645.158-63

Witnesses:

Signed: Name: Cleyton Pereira da Silva RG: 48.677.522-7 CPF: 403.630.708-85	Signed: Name: Juliana S. I. G.Camargo RG: 48.504.539-9 CPF: 328.059.798-30

ATTACHMENT I

"PRIVATE INSTRUMENT OF INDENTURE OF THE 9th (NINTH) ISSUE OF UNSECURED TYPE SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES, IN A SINGLE SERIES, FOR PRIVATE PLACEMENT, OF SOMOS SISTEMAS DE ENSINO S.A.

By the present "Private Instrument of Indenture of the 9th (Ninth) Issue of Unsecured Type Simple Debentures, not Convertible into Shares, in a Single Series, for Private Placement, of Somos Sistemas de Ensino S.A." ("Indenture"):

as issuer and offeror of the debentures object of the present Indenture ("Debentures")

SOMOS SISTEMAS DE ENSINO S.A., a corporation not listed as an open company before the Brazilian Stock and Exchange Commission ("CVM"), with headquarters in the City of São José dos Campos, State of São Paulo, at Rodovia Presidente Dutra, KM 136, Block 03, Module 01, District Eugênio de Mello, CEP 12274-004, enrolled at CNPJ/ME under no. 49.323.314/0001-14, with its articles of incorporation registered before the Board of Trade of the State of São Paulo ("JUCESP") under NIRE 35.300.389.379, herein represented as provided for in its By-Laws ("Somos"); and

as subscriber of the Debentures:

COGNA EDUCAÇÃO S.A., a corporation listed as an open company before the Brazilian Securities and Exchange Commission ("CVM"), with headquarters in the City of Belo Horizonte, State of Minas Gerais, at Rua Santa Madalena Sofia, no. 25, District Vila Paris, CEP 30.380-650, enrolled at CNPJ/ME under no. 02.800.026/0001-40, with its articles of incorporation duly registered before JUCEMG under NIRE 31.300.025.187, herein represented as provided for in its By-Laws ("Coqna").

(being the Issuer, Somos and the Debenture Holder hereinafter referred to, jointly, as "Parties" and, individually and indistinctly, as "Party")

come by the present and pursuant to the law, enter into this Indenture, under the following terms and conditions:

CLAUSE I - AUTHORIZATIONS

1.1.  The issue of the Debentures, pursuant to Article 59 of Law No. 6.404, of December 15, 1976, as amended ("Brazilian Corporate Law" and "Issue", respectively), and the execution of this Indenture were carried out with basis on the resolutions of the Board of Directors of Saber Serviços Educacionais S.A., held on November 22, 2019 ("RCA").

CLAUSE II - REQUIREMENTS

2.1.  The Issue and execution of the present Indenture shall be carried out observing the following requirements:

2.1.1. Filing and Publication of the Minutes of the RCA. Pursuant to the terms of article 62, item I, of the Brazilian Corporate Law, the minutes of the Board of Directors Meeting (RCA) shall be (i) filed with JUCEMG; and (ii) published in the Official Gazette of the State of Minas Gerais and in the newspaper "Estado de Minas".

2.1.2. Enrollment and Registration of the present Indenture and Amendments. Pursuant to the terms of article 62, item II and paragraph 3, of the Brazilian Corporate Law, the present Indenture was registered with JUCEMG and JUCESP and its Amendments shall be registered with JUCESP, with the Issuer having to submit them for protocol within up to 5 (five ) Business Days (as defined below) from the respective date of signature.

2.1.3. Absence of registration with the Brazilian Securities and Exchange Commission (CVM). The Issuer shall not be listed at CVM, in view of the procedure for placement of the Debentures being private.

CLAUSE III - COMPANY'S CORPORATE PURPOSE

3.1.  The Company's corporate purpose is: (a) the provision of educational services, through the creation and maintenance of preparatory courses for higher, middle and professional schools, as well as for competitive civil-service examinations and intermediation of advertising; (b) composition, including artistic, photolithography, iconography and book publishing, booklets, magazines, specialized magazines, notebooks, newspapers, records, tapes, CDs, CD-ROMs and the like, and other recorded materials; (c) the purchase, sale, production, reproduction, distribution, importation and exportation of books, newspapers, magazines, course packs, paper, educational and scientific materials, and audiovisual and similar resources; (d) commercialization and representation of office supplies, such as: pencils, pens, erasers, rulers, cases, badge holders, mouse pads, stickers and the like; haberdashery materials, such as: t-shirts, scarves, caps, backpacks, uniform, bags, purses, key chains, stuffed animals, cups, watches and the like; stationery material, such as: letter envelopes, legal envelopes, notepads, stationery, folders and the like; and promotional material, such as: posters, banners, reprints, billboards, folders, leaflets and the like; (e) database activities and online distribution of electronic content; (f) participation in the capital of other companies as partner or shareholder; (h) provision of specialized training services for teachers and school managers, activities in workshops, meetings and lectures; (i) performance of the activity of maintaining a college, of regular courses for basic and remote education; and (j) intermediation of titles in general, securities and any contracts.

CLAUSE IV - DESTINATION OF RESOURCES

4.1.  The net proceeds obtained by the Issuer from the Issue were used to reinforce the working capital and extend the Issuer's financial liabilities.

CLAUSE V - CHARACTERISTICS OF THE OFFERING

5.1.  Placement. The Debentures shall be subject to private placement, outside the scope of B3 – Brasil Bolsa Balcão S.A. (in English, B3 - Brazil Stock Exchange and Over-the-Counter Market) - Segment Cetip UTVM ("B3") or any other distribution or trading environment, being certain that all the Debentures shall be paid up by the Debenture Holder, without intermediation of any financial institutions that integrate the securities distribution system and/or sales efforts before third parties.

5.2.  Subscription and Pay-Up Form and Price. The Debentures shall be subscribed and paid up in cash, upon subscription, in local currency, through the signature of the subscription bulletin, pursuant to the model contained in Attachment I to the present Indenture ("Subscription Bulletin") (i) by its respective unit par value (as defined below), on the Issue Date (as defined below); or (ii) by its respective unit par value added of Remuneration (as defined below), calculated pro rata temporis from the Issue Date to the date of the effective pay-up, on the pay-up dates after the Issue Date, as the case may be.

5.3.  Trading. The Debentures shall not be listed for trading at the secondary market.

CLAUSE VI - CHARACTERISTICS OF THE ISSUE AND THE DEBENTURES

6.1.  Issue Number. 9th (ninth) issue of debentures of the Issuer.

6.2.  Series. The Issue was carried out in a single series.

6.3.  Total Issue Amount. The total issue amount is BRL113,876,639.00 (one hundred and thirteen million, eight hundred and seventy-six Thousand, six hundred and thirty-nine Brazilian reais).

6.4.  Quantity. 100,000 (one hundred thousand) Debentures were issued within the scope of the Issue.

6.5.  Unit Par Value. The unit par value of the Debentures shall be BRL1,139.00 (one Thousand, one hundred and thirty-nine Brazilian reais), on the Date of Issue ("Unit Par Value").

6.6.  Type, Form and Certificate of Ownership. The Debentures shall be issued under the nominative form, without the issuance of certificates, being that, for all purposes under the law, the ownership of the Debentures shall be certified by the Book of Debenture Holders Registry filed at the headquarters of the Issuer.

6.7.  Convertibility. The Debentures shall not be convertible into shares issued by the Issuer.

6.8.  Species. The Debentures shall be unsecured, pursuant to article 58 of the Brazilian Corporate Law.

6.9.  Date of Issue. For all legal purposes, the date of the Debentures issue was December 17, 2020 ("Date of Issue").

6.10.  Term and Expiration Date. Except for the hypotheses of early redemption and / or early maturity of the obligations arising from the Debentures, under the terms of the present Indenture, the Debentures shall mature on October 25, 2020 ("Maturity Date").

6.11.  Programmed Amortization. Except for the cases of early redemption and / or early maturity of the obligations arising from the Debentures, under the terms of the present Indenture, the respective unit par value shall be paid in full on a lump sum, on the Maturity Date.

6.12.  Debenture Monetary Update. The Debenture unit par value shall not be monetarily updated.

6.13.  Debenture Remuneration. The Unit par value of the Debentures shall bear interest corresponding to 100% (one hundred per cent) of the accumulated variation of the average daily rates of the Dl - Interbank Deposits of one day, over extra group, in percentage per year form, base 252 (two hundred and fifty-two) Business Days, calculated and published daily by B3, in the daily newsletter available on its website (http://www.b3.com.br) ("Dl Rate"), added of a 1.00% (one per cent) spread per year], base 252 (two hundred and fifty-two) Business Days ("Remuneration"), calculated exponentially and cumulatively pro rata temporis per Business Days elapsed, from the Issue Date or the Remuneration Payment Date (as defined below) immediately before, as the case may be, until the date of effective payment. The Remuneration shall be calculated according to the following formula:

J = VNe x (FatorJuros - 1)

where:

J = unit value of the Remuneration due, calculated with 8 (eight) decimal places, without rounding;

VNe = the respective Unit Par Value informed/calculated with 8 (eight) decimal places, without rounding;

InterestFactor = interest factor composed of the fluctuation parameter added of a spread, calculated with 9 (nine) decimal places, with rounding, calculated as follows:

Interest Factor = Dl Factor x Spread Factor

where:

Dl Factor = product of the Dl Rates, from the Issue Date or the Payment Date of the immediately preceding Remuneration, as the case may be, up to the date of calculation, exclusively, calculated with 8 (eight) decimal places, with rounding, calculated as follows:

where:

n = total number of DI Rates, considered in the calculation of the product, being "n" an integer;

k = order number of the DI Rates, varying from "1" to "n";

TDIk = Dl Rate, of the "k" order, expressed per day, calculated with 8 (eight) decimal places, with rounding, calculated as follows:

where:

Dlk = Dl Rate, "k" order, disclosed by B3, valid for 1 (one) business day {overnight), used with 2 (two) decimal places;

SpreadFactor = Remuneration, calculated with 9 (nine) decimal places, with rounding, calculated as follows:

where:

spread = 1.0000; and

n = number of Business Days between the Date of Issue or the Date of Payment of the Remuneration immediately before, as the case may be, and the date of calculation, being "n" an integer.

Notes:

(i)	The Dl Rate published by B3;

(ii)	The factor resulting from the expression (1 + TDIk) is considered with 16 (sixteen) decimal places, with no rounding;

(iii)	The product of factors (1 + TDIk) is carried out, being that at each accumulated factor the result is truncated to 16 (sixteen) decimal places, applying the next daily factor, and so on until the last one considered;

(iv)	With the factors accumulated, the resulting factor " Dl Factor" with 8 (eight) decimal places is considered, with rounding; and

(v)	The factor resulting from the expression (Dl Factor x SpreadFactor) must be considered with 9 (nine) decimal places, with rounding.

6.14.  DI Rate not available. If the Dl Rate is not available when calculating the Remuneration, it shall be applied, in its replacement, the last DI Rate applicable that is available on that date, with no financial compensation, fines or penalties being due between the Issuer and the Debenture Holder, by the time of the subsequent disclosure of the DI Rate that becomes available.

6.14.1. In the hypothesis of extinction, limitation and / or non-disclosure of the DI Rate for more than 10 (ten) Business Days after the expected date for its calculation and / or disclosure ("DI Rate Absence Period"), or in case of impossibility of application of the DI Rate to the Debentures, due to legal or judicial prohibition, the Debenture Holder shall, in common agreement with the Issuer and subject to the applicable regulations, determine the new Debenture remuneration parameter to be applied, which should be the one that best reflects the market conditions prevailing at the time ("DI" Substitutive Rate). Until the DI Substitutive Rate is defined, the last DI Rate disclosed shall be used in the calculation of Factor DI, with no financial compensation due between Issuer and Debenture Holder, if there was a Remuneration payment up to the date of resolution of the DI Substitutive Rate.

6.14.2. Should the DI Rate be disclosed before the definition of the Substitutive DI Rate, the DI Rate, from the date of its disclosure, shall be used again for calculation of the Remuneration and/or any pecuniary obligations provided for in this Indenture, as applicable, being certain that until the date of disclosure of the DI Rate, under the terms set forth herein, when calculating the Remuneration and/or any pecuniary obligations provided for in this Indenture, as applicable, the last officially announced DI Rate shall be used.

6.14.3. In case there is no agreement on the DI Substitution Rate between the Issuer and the Debenture Holder, the Issuer must redeem all the outstanding Debentures, in advance, within 45 (forty-five) days from the date when the Parties reach the conclusion that there is no agreement on the Substitutive DI Rate, or on the Maturity Date, whichever comes first, by the respective Unit Par Value, added of the Remuneration, calculated pro rata temporis, from the Issue Date or the Remuneration Payment Date immediately before, as the case may be, until the effective redemption date, without any fine or premium of any kind, subject to the provisions of Clause 6.14.4 below.

6.14.4. The early redeemed Debentures, referred to in Clause 6.14.3 above shall be canceled by the Issuer. For calculation of the Remuneration of the Debentures to be redeemed, for each day of the period during which the Dl Rate is not calculated and/or disclosed, the last Dl Rate officially published shall be used.

6.15.  Remuneration Payment. Except for the cases of early redemption and/or early maturity of the obligations arising from the Debentures, under the terms of this Indenture, the Remuneration will be paid, without grace period, from the Issue Date, always on the 15th (fifteenth) of the months of March and September of each year, with the first payment occurring on March 15, 2020 ("Remuneration Payment Date").

6.16  Scheduled Renegotiation. There will be no scheduled renegotiation of the Debentures.

6.17  Optional Early Redemption. Subject to compliance with the conditions below, the Company can, at its sole discretion, carry out, at any time, from the Issue Date, the early redemption of the totality (being prohibited the optional partial early redemption) of the First Series Debentures and/or Second Series Debentures, with the consequent cancellation of such Debentures, upon payment of the respective early redemption amount calculated as follows ("Optional Early Redemption").

(i)	by the time of the Optional Early Redemption of the Debentures, the Debenture Holder shall be entitled to pay (a) the unit par value of the Debentures or the balance of the unit par value of the Debentures, as the case may be, added of (b) the Debentures Remuneration calculated pro rata temporis per Business Days elapsed, from the respective last Debentures Remuneration Payment Date to the date of the effective payment of the Optional Early Redemption of the Debentures, plus (c) Charges on arrears due and unpaid until the date of the referred to redemption, if applicable.

6.17.1. The Early Optional Redemption must be informed by the Company to the Debenture Holders within a minimum of 5 (five) Business Days in advance from the date of the event.

6.18.  Total Mandatory Early Redemption. The Issuer must, within up to 10 (ten) Business Days from the occurrence of sale, alienation, assignment, or transfer, total or partial, either directly or indirectly, at any title, of any holdings or assets of the Issuer (each one, a "Liquidity Event"), carry out the early redemption of the totality of Debentures, with the consequent cancellation of such Debentures ("Total Mandatory Early Redemption and jointly with the Total Optional Early Redemption, " Early Redemption), upon the use of, at least, 50% (fifty per cent) proceeds deriving from such Liquidity Event, under the below provided for terms and conditions.

6.18.1.  The Total Mandatory Early Redemption shall be subject to compliance with the following conditions, as applicable.

(i)	The Issuer must communicate with the Debenture Holder, within a minimum of 3 (three) Business Days in advance from the date of the Total Mandatory Early Redemption. Such communication must contain the terms and conditions of the Total Mandatory Early Redemption, which include, but are not limited to (a) the date of the Total Mandatory Early Redemption; (b) pre-estimative of the Amount of the Total Mandatory Early Redemption (as defined below); and (c) any other information necessary for the operationalization of the Total Mandatory Early Redemption ("Communication of the Total Mandatory Early Redemption"); and

(ii)	the amount to be paid in relation to each of the Debentures object of the Total Mandatory Early Redemption shall be equivalent to the Debentures unit par value plus (1) the Remuneration, calculated pro rata temporis, since the first Pay-up Date or the respective Payment Date of the immediately preceding Remuneration, as the case may be, up to the date of effective payment of the Total Mandatory Early Redemption; and (2) charges on arrears (as defined below) due and unpaid by the date of the referred to redemption, without fine or premium of any kind ("Total Mandatory Early Redemption Amount").

6.19.  Optional Early Amortization. Subject to meeting the conditions below, the Company can, at its sole discretion, carry out, at any time after the Issue Date, early amortizations of up to 98% (ninety-eight per cent) of the unit par value balance of the First Series Debentures and/or the balance of the unit par value of the Second Series Debentures, upon payment of the respective amortization amount calculated as follows ("Optional Early Amortization");

(i)	by the time of the Optional Early Amortization of the Debentures, the Debenture Holder shall be entitled to the payment of (a) a portion of the unit par value of the Debentures to be amortized or the balance of the unit par value of the Debentures to be amortized, as the case may be, plus (b) Remuneration of the Debentures, levied on the installment to be amortized calculated pro rata temporis per Business Days elapsed, since the respective last Debentures Remuneration Payment Date until the date of the effective payment of the Optional Early Amortization of the Debentures, plus (c) charges on arrears due and unpaid until the date of the mentioned redemption, if applicable.

6.19.1. The Optional Early Amortization must be communicated by the Company to the Debenture Holder of the respective series within at least 5 (five) Business Days before the date of the event.

6.20.  Optional Acquisition. The Issuer can, at any time, acquire Debentures, provided that it complies with the provisions of article 55, paragraph 3, of the Brazilian Corporate Law. The Debentures acquired by the Issuer can, at the Issuer's discretion, be canceled, remain in treasury or be placed on the market again. The Debentures acquired by the Issuer to remain in treasury, under the terms of this Clause, if and when placed on the market, shall be entitled to the same remuneration applicable to the other Debentures.

6.21.  Place of Payment. Payments relative to the Debentures and any other amounts due by the Issuer, under the terms of the present Indenture, shall be made at the Issuer headquarters.

6.22.  Extension of Deadlines. Deadlines relative to the payment of any obligation provided for in this Indenture shall be considered automatically extended until the 1st (first) subsequent Business Day, if their maturity coincides with a day that is not a Business Day, with no increase due on the amounts to be paid. Except when otherwise expressly provided for in this Indenture, it is understood as "Business Day"(s) (i) any day other than a Saturday, Sunday or a declared national holiday; and (ii) with respect to any non-pecuniary obligation provided for in this Indenture, any day other than Saturday or Sunday or a holiday in the City of Belo Horizonte, State of Minas Gerais, and in the City of São Paulo, State of São Paulo.

6.23  Charges on Arrears. In the event of untimely payment of any amount due by the Issuer to the Debenture Holder, under the terms of this Indenture, in addition to the payment of the Remuneration, it shall incur on all and any amounts on arrears, regardless of notice, notification or judicial or extrajudicial interpellation (i) interest on arrears of 1% (one per cent) per month, calculated on a pro rata basis from the date of default until the date of effective payment; and (ii) individual and non-compensatory 2% (two percent) fine on arrears ("Charges on Arrears").

6.24.  Statute of Limitation of the Rights to Additions. Failure by the Debenture Holder to be present to receive the amount corresponding to any pecuniary obligations on the dates provided for in this Indenture or in any communication made or notice published under the terms of this Indenture shall not give it the right to any addition during the period relative to the late receiving, which are insured, however, the rights acquired up to the date of the respective maturity or payment, in case of untimely payment.

6.25.  Tax Immunity. In case the Debenture Holder enjoys tax immunity or exemption, it must send to the Issuer within not less than ten (10) Business Days prior to the date specified for receipt of amounts relative to the Debentures, documentary evidence of such tax immunity or exemption, under the penalty of having discounted from its payment the amounts due under the tax legislation.

6.26.  Early Maturity. Subject to the provisions under Clauses 6.26.3 and 6.26.4 below, the Debenture Holder shall declare as early mature the obligations arising from the Debentures, and demand the immediate payment, by the Issuer, of the unit par value or the balance of the unit par value of the Debentures, as the case may be, plus the Debentures Remuneration calculated pro rata temporis from the first Pay-up Date until the effective payment date, without prejudice, when applicable, to the Charges on Arrears, in case of any of the below provided for events (each event, a "Default Event").

6.26.1. Automatic Default Events. Default Events that imply the automatic maturity of the obligations resulting from the Debentures, regardless of notice or notification, judicial or extrajudicial, by applying the provisions under Clause 6.26.3 below, are:

(i)	filing for judicial or extrajudicial recovery before any creditor or class of creditors of the Issuer, regardless of the granting of the request and/or processing;

(ii)	extinction, liquidation, filing for bankruptcy, bankruptcy filing not resolved within the legal term, or bankruptcy decree of the Issuer and/or of the direct or indirect subsidiaries of the Issuer (as defined by the control provided for in article 116 of the Brazilian Corporate Law) ("Subsidiaries");

(iii)	default on any pecuniary obligation relative to the Debentures, on the respective payment date, not resolved within 1 (one) Business Day;

(iv)	early maturity and/or statement of early maturity of any pecuniary obligations of the Issuer and / or Issuer Subsidiaries, in the local or international market, which unit or aggregate value exceeds BRL30,000,000.00 (thirty million Brazilian reais), which must be annually adjusted by the IPCA, as from the Issue Date;

(v)	failure to comply with any administrative decision or final and unappealable court decision against the Issuer and/or against Issuer's subsidiaries, in an aggregate value equal to or greater than BRL30,000,000.00 (thirty million Brazilian reais), which shall be annually corrected by the IPCA, since the Issue Date;

(vi)	in case the Issuer is in arrears in relation to the compliance with any of its pecuniary obligations provided for in this Indenture, and the distribution or payment, by the Issuer, of dividends and/or interest on own capital and/or any other form of distribution of funds occurs, except for the minimum mandatory dividend of 25% (twenty-five percent) of the Issuer's adjusted annual net income, as provided for in article 202 of the Brazilian Corporate Law, and interest on capital attributed to mandatory dividends under the terms of the Brazilian Corporate Law;

(vii)	transformation of the Issuer corporate type, pursuant to Articles 220 and 221, and without prejudice to the provisions under Article 222, all of the Brazilian Corporate Law;

(viii)	application of the net funds of the Issuer in a destination other than that described in this Indenture; and

(ix)	Issuer's capital reduction, unless previously authorized by the Debenture Holder, as provided for in article 174, paragraph 3, of the Brazilian Corporate Law.

6.26.2. Non-Automatic Default Events. The Default Events which can imply the maturity of the obligations resulting from the Debentures, applying the provisions under Clause 6.26.3 below, any of the events provided for under the law and/or any of the following Default Events:

(i)	default of any non-pecuniary obligation described in this Indenture, not remedied within 20 (twenty) days from the date when such obligation should have been fulfilled;

(ii)	spin-off, merger, incorporation of shares or any corporate reorganization involving the Company and/or its Relevant Subsidiaries, except:

(a)	if the operation has been previously approved by the Debenture Holder; or

(b)	if carried out exclusively with companies within Cogna's economic group, provided that it does not involve Cogna's spin-off, merger and/or incorporation of Cogna; or

(c)	if, exclusively (1) in case a spin-off, merger or incorporation of Cogna, has been assured to the Debenture Holder, if it so wishes, during the minimum period of 6 (six) months from the date of publication of the articles of incorporation relative to the operation, the redemption of the Debentures that it holds, upon payment of the debit balance of the unit par value of the Debentures, plus the respective Remuneration, calculated pro rata temporis since the first Pay-up Date until the date of effective payment; or (2) in the event of a spin-off of Cogna, the spun-off portion becomes a new company or is incorporated by a company, in both cases ("Company"), under the direct or indirect control of Cogna, and the Company must become a guarantor in Issue; or

(d)	in compliance with determinations of regulatory bodies and/or obligations entered into before the referred to bodies, including, without limitation, CADE.

(iii)	failure to pay, on the original maturity date any pecuniary obligations of the Company and/or its Subsidiaries, in the local or international market, other than those mentioned in Clause 6.28.1 above, item (iii), in value, individual or aggregate, higher than BRL30,000,000.00 (thirty million Brazilian reais), which must be adjusted annually by the IPCA, as of the Issue Date;

(iv)	amendment (a) of the Company's By-Laws that implies the change in the minimum mandatory dividend provided for on this date and / or (b) of the Company's By-Laws that implies granting the right of withdrawal to the Company's shareholders, unless previously authorized by the Debenture Holder;

(v)	if the statements made by the Company in this Indenture are false or misleading, or, materially incorrect or inconsistent or incomplete;

(vi)	non-obtaining, non-renewal, cancellation, revocation or suspension of authorizations, concessions, permits and licenses, which can have a material impact on the regular exercise of the Company's activities;

(vii)	act of any governmental authority with an aim at arresting, expropriating, nationalizing, condemning or in any way compulsorily acquiring, in full, or a substantial part or of the assets, properties, shares of the Company's capital;

(viii)	assignment or any form of transfer to third parties, in whole or in part, by the Company, of any of its obligations under the terms of this Indenture, except:

(a)	if previously authorized by the Debenture Holder; or

(b)	if as a result of a corporate transaction that does not constitute a Default Event, under the terms allowed by item (ii) above;

(ix)	judicial questioning, by the Company and / or by any Subsidiary, of this Indenture;

(x)	constitution by the Company, of any encumbrance (defined as mortgage, pledge, fiduciary alienation, fiduciary assignment, usufruct, trust, promise of sale, call option, preemptive right, charge, lien or burden, judicial or extrajudicial, voluntary or involuntary, or any other act that has a practical effect similar to any of the expressions above), on the shares and respective dividends of the Company;

(xi)	legitimate protests of bills against the Company and / or against the Company's Subsidiaries, which unit or aggregate value exceeds BRL30,000,000.00 (thirty million Brazilian reais), which must be annually adjusted by the IPCA, as of the Issue Date, except if the protest was made by mistake or bad faith of third parties, provided that it is validly proven by the Company or if it is canceled, in any event, within 15 (fifteen) days from the notification of protest, or within the period determined in the notification, whichever is less; and

(xii)	extinction, liquidation, filing for bankruptcy, bankruptcy filing not resolved within the legal term, or bankruptcy decree of Company's affiliated companies which affiliate's EBITDA or gross revenue (so understood, based on the consolidated audited financial statements of such affiliated, under the account of gross revenue), correspond to, at least, 5% (five per cent) of Cogna's adjusted EBITDA or 5% (five per cent) of Cogna's gross revenue (so understood, with basis on the Consolidated Financial Statements of Cogna, under the account of "gross revenue");

(xiii)	loss of control, direct or indirect, under the terms of article 116 of the Brazilian Corporate Law, by Cogna, of the subsidiaries of Saber Serviços Educacionais S.A., unless the loss of control, direct or indirect, is due to demobilization of assets representing up to 10% (ten per cent) of Cogna's net operating revenue.

6.26.3. In the event of early maturity of the obligations arising from the Debentures, the Issuer binds to make the payment of the totality of the Debentures, with their consequent cancellation, by the respective unit par value or the balance of the respective unit par value, as the case can be, plus the Remuneration, calculated pro rata temporis from the Issue Date or the immediately preceding Remuneration Payment Date, as the case can be, until the date of the effective payment, without prejudice to the payment of Charges on Arrears, when applicable, and any other amounts due by the Issuer under the terms of this Indenture, on the date of the early maturity, under the penalty of, if not doing so, being still bound to pay the Charges on Arrears.

6.26.4. In the event of early maturity of the obligations arising from the Debentures, the funds received in payment of such obligations, as they are being received, should be immediately applied for amortization or, if possible, settlement of the outstanding balance of the obligations arising from the Debentures. If the funds received in payment of the obligations arising from the Debentures are not sufficient to simultaneously settle all the obligations arising from the Debentures, these funds must be allocated in the following order, in such a way that, once the amounts referred to in the first item have been paid, the funds are allocated to the immediately following item, and so on;

(i)	any amounts due by the Issuer under this Indenture, other than the amounts referred to in items (ii) and (iii) below;

(ii)	Remuneration, Charges on Arrears and other charges due under the obligations arising from the Debentures;

(iii)	respective unit par value or balance of the respective unit par value, as the case can be, of the Debentures. The Issuer shall remain responsible for the negative balance of the obligations arising from the Debentures that have not been paid, without prejudice to the accruals of Remuneration, Charges on Arrears and other charges incident on the negative balance of the obligations arising from the Debentures until they are paid, with the Issuer, hereby declaring that it is a liquid and certain debt, subject to extrajudicial collection or by judicial execution proceeding.

CLAUSE VII - ADDITIONAL OBLIGATIONS OF THE ISSUER AND THE DEBENTURE HOLDER

7.1  The Issuer is further bound to:

(i)	provide to the Debenture Holder:

(a)	within up to ten (10) Business Days from the date of receipt of the respective request, information and / or documents that can be requested by the Debenture Holder;

(b)	within up to 10 (ten) Business Days from the date of the respective execution, a copy of the protocol of the submission of this Indenture and its eventual Amendments before JUCESP; and

(c)	within up to 5 (five) Business Days from the date of the respective registration before JUCESP, one original copy of this Indenture and its Amendments.

(ii)	perform the payment of all taxes that are or shall be levied on the Debentures, that are the responsibility of the Issuer;

(iii)	not to contract, as of the date of execution of this Indenture, new debts, except if (a) for prepayment of the Debentures, pursuant to Clauses 6.17 and 6.18 above, (b) if carried out between companies of the same economic group as Issuer and / or Cogna, or (c) to carry out financing operations with Issuer and / or Cogna suppliers and / or credit assignment; and

(iv)	use at least 50% (fifty per cent) of the proceeds from any Liquidity Event for the Total Mandatory Early Redemption of Debentures, pursuant to Clause 6.18 above.

7.2.  The Debenture Holder binds itself to use all and any proceeds deriving from the early payment of Debentures (including, but not limited to, proceeds from Total Mandatory Early Redemption, Total Optional Early Redemption and the early maturity of Debentures) for the full settlement of all debentures issued by Saber Serviços Educacionais S.A. and assumed by the Debenture Holder until the present date, proportionally to the debit balance of each of the aforementioned issues on the date of receipt of said proceeds.

CLAUSE VIII - EXPENSES

8.1.  All costs incurred with the structuring, issue, registration and execution of the Debentures shall be borne by the Issuer, including publications, subscriptions, registrations, hiring the necessary service providers, and any other costs relative to the Debentures.

CLAUSE IX - REPRESENTATIONS OF THE PARTIES

9.1.  Each of the Parties represents, on the present date, that:

(i)	it is a corporation, duly constituted and organized in accordance with the Brazilian law, and is duly authorized to carry out the activities described in its corporate purpose;

(ii)	it is duly authorized to enter into this Indenture and to comply with all its obligations hereunder, having met all the legal and statutory requirements necessary for this purpose;

(iii)	the legal representatives who sign this Indenture are empowered to assume the obligations set forth herein and, being legal representatives, had their powers legitimately granted, with the respective mandates in full force;

(iv)	this Indenture constitutes a legal, valid, effective and binding obligation of the Issuer and Debenture Holder, enforceable in accordance with its terms and conditions; and

(v)	the Issue and / or the compliance with the obligations set forth in this Indenture do not conflict with, result in non-compliance, violation or default, or cause the anticipation of obligations established under the terms of any contract, agreement, instrument, commitment and / or court decision, arbitration or administrative link

CLAUSE X - GENERAL PROVISIONS

10.1.  The obligations assumed in this Indenture are irrevocable and irreversible, binding the Parties and their successors, in any capacity, to its full compliance.

10.2.  Any changes to this Indenture shall only be considered valid if formalized in writing, in an instrument signed by all the Parties.

10.3.  The invalidity or nullity, in whole or in part, of any of the clauses of this Indenture shall not affect the others, which shall remain valid and effective until the fulfillment, by the Parties, of all their obligations herein provided for. In the event of the declaration of invalidity or nullity of any clause of this Indenture, the Parties bind to negotiate, within the shortest time possible, to replace the clause declared invalid or null, the inclusion, in this Indenture, of valid terms and conditions that reflect the terms and conditions of the invalidated or null clause, observing the intention and objective of the Parties when negotiating the invalidated or null clause and the context in which it is inserted.

10.4.  Any tolerance, partial exercise or concession between the Parties shall always be considered a mere liberality, and shall not constitute a waiver or loss of any right, faculty, privilege, prerogative or powers granted (including mandate), nor shall it imply novation, alteration, compromise, remission, modification or reduction of the rights and obligations arising herefrom.

10.5.  The Parties recognize this Indenture and the Debentures as extrajudicial executive titles under the terms of items I and III of article 784 of Law No. 13.105, of March 16, 2015, as amended ("Code of Civil Procedures"). .

10.6.  For the purposes of the present Indenture, the Parties can, at their sole discretion, request the specific performance of the obligations assumed herein, pursuant to articles 815 and subsequent ones of the Code of Civil Procedures, without prejudice to the right to declare the early maturity of the obligations arising from the Debentures, under the terms provided for in this Indenture

CLAUSE XI - GOVERNING LAW

11.1.  The present Indenture is governed by the laws of the Federative Republic of Brazil.

CLAUSE XII-JURISDICTION

12.1.  It is hereby elected the court of the District of the City of São Paulo, State of São Paulo, excluding any other, regardless of privileges, to settle any issues deriving from the present Indenture."